HORIZON HEALTHCARE CORPORATION
EXHIBIT 11.1
STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
(IN THOUSANDS, EXCEPT PER SHARE EARNINGS)

Common and Common Equivalents:

                                   THREE MONTHS ENDED  NINE MONTHS ENDED
                                       FEBRUARY 28,        FEBRUARY 28,
                                      1995     1994       1995    1994
                                    -------   -------   -------   -------
Net Earnings                        $ 9,146   $ 4,484   $22,834   $10,800
                                    =======   =======   =======   =======
Applicable Common Shares:

  Weighted average outstanding
  shares during the period           28,923    17,920    25,248    14,062

  Weighted average shares
  issuable upon exercise of
  common stock equivalents
  outstanding (principally stock
  options and warrants using the
  treasury stock method)                644       629       684       589
                                    -------   -------   -------   -------

Total                                29,567    18,549    25,932    14,651
                                    =======   =======   =======   =======
NET EARNINGS PER SHARE              $  0.31   $  0.24   $  0.88   $  0.74
                                    =======   =======   =======   =======


HORIZON HEALTHCARE CORPORATION
EXHIBIT 11.1
STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
(IN THOUSANDS, EXCEPT PER SHARE EARNINGS)

Assuming Full Dilution:

                                     THREE MONTHS ENDED   NINE MONTHS ENDED
                                         FEBRUARY 28,        FEBRUARY 28,
                                        1995     1994       1995    1994
                                      -------   -------   -------   -------
Net Earnings                          $ 9,146   $ 4,484   $22,834   $10,800

Interest on subordinated convertible
 notes, net of income taxes                 0       308         0     1,428
                                      -------   -------   -------   -------

Earnings used for computation of
 per share earnings                   $ 9,146   $ 4,792   $22,834   $12,228
                                      =======   =======   =======   =======

Applicable Common Shares:

  Weighted average outstanding
   shares during the period            28,923    20,436    25,248    14,901

  Weighted average shares
   issuable upon exercise of
   common stock equivalents
   outstanding (principally stock
   options and warrants using the
   treasury stock method and
   subordinated convertible notes in
   1994)                                  644       690       684     3,638
                                      -------   -------   -------   -------
Total                                  29,567    21,126    25,932    18,539
                                      =======   =======   =======   =======
NET EARNINGS PER SHARE                $  0.31   $  0.23   $  0.88   $  0.66
                                      =======   =======   =======   =======
